EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PharmaCyte Biotech, Inc.

23046 Avenida de la Carlota, Suite 600

Laguna Hills, CA 92653

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 (No. 333-199440) of PharmaCyte Biotech, Inc., of our report dated July 27, 2017, with respect to the consolidated financial statements and schedule of PharmaCyte Biotech, Inc. as of April 30, 2017 and April 30, 2016, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, included in the April 30, 2017 annual report on Form 10-K of PharmaCyte Biotech, Inc.

/s/ Armanino LLP

San Jose, California

July 27, 2017